Exhibit 99.1

Boston Omaha Corporation Announces $10 Million Investment in Dream Finders Holdings LLC

OMAHA, Neb.--(BUSINESS WIRE)--Boston Omaha Corporation (NASDAQ: BOMN) (“Boston Omaha” or the “Company”) announces its recent $10 million equity investment in Dream Finders Holdings LLC (“DF Holdings”), the parent company of Dream Finders Homes LLC, a national homebuilder with operations in Florida, Colorado, Georgia, Maryland, South Carolina, Texas and northern Virginia. In addition to its homebuilding operations, DF Holdings’ subsidiaries provide mortgage loan origination and title insurance services to homebuyers.

“We are excited to invest in Patrick Zalupski and the team at Dream Finders Homes after watching them grow over the last several years while earning attractive returns on incremental capital and maintaining a disciplined land option model approach to their business. We look forward to what they can accomplish over the coming decade in what we believe could be a more conducive environment for single family construction,” said Boston Omaha’s Co-Chief Executive Officer Adam Peterson.

The investment consists of the issuance of new non-voting common units of DF Holdings, constituting approximately 5% of DF Holdings’ outstanding equity interests. The terms of the investment imply a $200 million purchase price valuation and provide for the potential issuance to Boston Omaha of additional non-voting common units if DF Holdings does not achieve consolidated net income in excess of $60 million for the 2018 and 2019 fiscal years combined. The issuance of additional non-voting common units would be based on the resetting of the purchase price valuation to $140 million. In addition, the agreement provides that DF Holdings may not take certain actions without the consent of Boston Omaha. Finally, all non-voting common units will convert to voting common stock in the event that DF Holdings conducts an initial public offering.

About Boston Omaha Corporation

Boston Omaha Corporation is a public company engaged in several lines of business, including outdoor advertising and surety insurance, and maintains investments in several real estate services ventures.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

Contacts

Boston Omaha Corporation

Catherine Vaughan, 617-875-8911

cathy@bostonomaha.com